EXHIBIT 10.26

FORM CEO CHANGE IN CONTROL AGREEMENT
This agreement is dated ___________ and is by and between HALOZYME THERAPEUTICS, INC., a Delaware corporation (the “Company,” “us,” “we” or “our”), and [_____________] (“you” or “your”).
WHEREAS, the Board of Directors of the Company (the “Board”) considers it essential to foster the continued employment of key executives and believes it is in the best interests of the Company and its stockholders to have your continued dedication, notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants contained in this agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.“At Will” Employment. You agree that you will continue to be an “at will” employee, as defined under applicable law, of the Company’s operating subsidiary, Halozyme, Inc. As such, your employment may be terminated at any time for any or no reason without liability, except as otherwise provided in this agreement or any other employee benefit plan in which you participate immediately before your termination of employment. Nothing in this agreement confers on you any right to continued employment or restricts our right to terminate your employment at any time for any or no reason.
2.    Change in Control Termination.
(a)    Payments and Benefits. If we terminate your employment without Cause, or if you resign for Good Reason, on or within 12 months after a Change in Control (as each capitalized term is defined below), we shall provide you the following:

(i)
Your annual base salary earned through the date of termination and any vested accrued benefits, to the extent not previously paid or deferred under a tax-qualified or nonqualified deferred compensation arrangement, to be paid in a lump sum within the time periods mandated by applicable law after your termination of employment (“Accrued Obligations”);

(ii)
Subject to Section 2(b) below, an amount equal to 2 times your then-current annual base salary (as determined without regard to any diminution thereof that gave rise to Good Reason), to be paid in a lump sum no later than sixty (60) days after your termination of employment;

(iii)
Subject to Section 2(b) below, we shall continue to provide you (and, if applicable, your spouse and eligible dependents), at the Company’s expense, with substantially similar coverage under our group health plans, in which you (or they) participated immediately before your termination of employment, for a period of 18 months after your termination of employment; on the condition that this continued coverage will cease if, before the end of the 18-month period, you become eligible to participate in another employer-provided group health plan providing substantially similar coverage; and

(iv)
Subject to Section 2(b) below, we shall cause 100% of all equity awards granted to you on or after March 13, 2008 to become fully vested and nonforfeitable upon your termination of employment and otherwise exercisable in accordance

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with the terms of the applicable equity plan and award agreement pursuant to which such awards were granted; except to the extent that this acceleration of vesting would disqualify a payment intended to qualify as “performance-based compensation” (as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended and any regulations and Treasury guidance promulgated thereunder (the “Code”)) from being so qualified.

(v)
Notwithstanding anything to the contrary in this agreement, if we terminate your employment without Cause, or if you resign for Good Reason, before a Change in Control, and if you reasonably demonstrate that your termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (B) otherwise arose in connection with or anticipation of the Change in Control, then for purposes of this Section 2(a), your termination of employment will be deemed to have occurred on the Change in Control.

(b)    Release. You agree that any payment or benefit provided under this agreement pursuant to Section 2(a)(ii), (iii) and (iv) hereof and not otherwise required by law is conditioned upon your execution and delivery to us (and non-revocation) of a general release of claims, in form and substance acceptable to us, within sixty (60) days following the date of your termination of employment. No payment or benefit not otherwise required by law will be paid before the general release of claims becomes effective upon the expiration of any applicable revocation period; provided, that, to the extent the sixty (60) day period spans two (2) taxable years, the payments and benefits provided under this agreement pursuant to Section 2(a)(ii), (iii) and (iv) hereof shall be paid in the later taxable year. If you do not execute the general release of claims and such release does not become irrevocable within the specified period you will automatically forfeit any right to receive the payments and benefits provided under this agreement pursuant to Section 2(a)(ii), (iii) and (iv) hereof.
(c)    Cause. “Cause” means, solely for purposes of this agreement as determined in good faith by the Board, which determination will be conclusive, your:

(i)	conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude;

(ii)	fraud with respect to, or misappropriation of, any funds or property of the Company, or any subsidiary, customer, or vendor;

(iii)	personal dishonesty, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty that involves personal profit;

(iv)	willful misconduct in connection with your duties;

(v)	illegal use or distribution of drugs;

(vi)
violation of any material written rule, regulation, procedure, or policy of the Company applicable to you that could reasonably be expected to result in demonstrable harm to the Company, as determined by the Board in good faith; or

(vii)
material breach of any provision of any employment, nondisclosure, nonsolicitation, or other similar material agreement executed by you for the benefit of the Company that could reasonably be expected to result in demonstrable harm to the Company, as determined by the Board in good faith.

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(d)    Change in Control. A Change in Control shall be deemed to have occurred if any of the following shall have occurred:

(i)
any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition of Change in Control, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (4) any acquisition pursuant to a transaction that complies with clauses (iii)(A), (iii)(B) and (iii)(C) of this definition of Change in Control;

(ii)
individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)
consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such

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Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
In construing this definition of Change in Control, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the stock of the Company in a registered public offering.
(e)    Good Reason. “Good Reason” means, solely for purposes of this agreement, without your consent, any of the following conditions:

(i)	a material diminution in your annual base salary;

(ii)
a material diminution in your title, position, duties, or responsibilities, or the assignment to you of duties that are materially inconsistent with the scope of duties and responsibilities associated with your position immediately before the Change in Control;

(iii)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report;

(iv)	a material diminution in the budget over which you retain authority;

(v)	any requirement by the Company that you physically relocate from your current work location to another work location 30 or more miles away; or

(vi)	any other action or inaction that constitutes a material breach by us of our obligations under this agreement;
so long as you notify us no later than 90 days after the existence of any of these conditions and we fail to cure the condition within 30 days after receipt of the notice. Notwithstanding the foregoing, no Good Reason exists unless your termination of employment occurs no later than one year after the initial existence of any condition listed in this Section 2(e).
3.    Death; Disability. If your employment terminates by reason of death or “disability” (as defined under the Company’s long-term disability plan then in effect) within 12 months after a Change in Control or otherwise, we shall have no obligation to you or your legal representatives under this agreement, except for (a) payment of Accrued Obligations (which we shall pay to you or your estate or beneficiary, as applicable, within the time period mandated by applicable law after you die or become disabled); and (b) continuation coverage required under Code Section 4980B or analogous state continuation coverage laws.
4.    Exclusivity of Payments and Benefits. This agreement supersedes all prior agreements you may have with us regarding compensation or benefits that may become payable in connection with a change in control of the Company (whether or not the change in control constitutes a Change in Control), including any provision contained in any employment agreement, offer letter, or change-in-control agreement. You acknowledge and agree that any payments received pursuant to this agreement shall be in lieu of any payments the Company would

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otherwise make to you under the Company’s general severance policy, as such policy may be revised, amended or administered from time to time. Except as otherwise provided in this Section 4, nothing in this agreement will prevent or limit your continuing or future participation in any Company plan, policy, or practice for which you may qualify.
5.     Limitation on Payments and Benefits.
(a)    Tax Liability. You shall bear all expense of, and be solely responsible for, all federal, state, local, or non-U.S. taxes due with respect to any payment received under this agreement, including, without limitation, any excise tax imposed by Code Section 4999.
(b)    Modified Cut-Back Rule. Notwithstanding anything to the contrary in this agreement, if any payment or benefit to be paid under this agreement (“Contract Payments”), together with any other payment or benefit that you have the right, in connection with a Change in Control or the termination of your employment, to receive from us or from any entity that is a member of an “affiliated group” (as defined under Code Section 1504(a) without regard to Code Section 1504(b)) of which we are a member, including, without limitation, any restricted stock, stock option, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively with the Contract Payments, the “Total Payments”), constitutes an “excess parachute payment” (as defined under Code Section 280G(b)), the Total Payments will be reduced to the extent necessary to prevent any portion of the Total Payments from becoming nondeductible by the Company under Code Section 280G or subject to the excise tax imposed under Code Section 4999 but only if, by reason of such reduction, the net after-tax benefit received by you will exceed the net after-tax benefit that you would receive if no such reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all payments and the value of all benefits which you receive or are then entitled to receive from the Company that would constitute “excess parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state, and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in clause (i) above by Code Section 4999 (or any successor provision thereto), and any similar tax imposed by state or local law, and any interest or penalties with respect to such excise tax.
(c)    Determination Process. The determination of whether it is necessary to decrease the Total Payments pursuant to Section 5(b) hereof must be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company. This determination, together with supporting calculations and documentation, will be provided to the Company and you within forty-five (45) days after your final day of employment, and will be conclusive and binding upon you and the Company, absent manifest error. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, we shall appoint another nationally recognized accounting firm to make the determination required under this agreement (in which case, that accounting firm will be referred to as the “Accounting Firm” under this agreement). We shall bear all fees of the Accounting Firm. If a reduction in the Total Payments is necessary, reduction shall occur in the following order: (A) by first reducing or eliminating the portion of the Total Payments which are not payable in cash and are not attributable to equity awards (other than that portion of the Total Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (C) hereof), (C) then by reducing or eliminating the portion of the Payments which are not payable in cash and are attributable to equity awards, and (D) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
6.    Section 409A Compliance.
(a)    This agreement is intended to comply with, or otherwise be exempt from, Code Section 409A.

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(b)    We shall undertake to administer, interpret, and construe this agreement in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Code Section 409A.
(c)    If the Company determines in good faith that any provision of this agreement would cause you to incur an additional tax, penalty, or interest under Code Section 409A, the Company and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code Section 409A or causing the imposition of such additional tax, penalty, or interest under Code Section 409A.
(d)     The preceding provisions, however, will not be construed as a guarantee by the Company of any particular tax effect to you under this agreement. We shall not be liable to you for any payment or benefit paid under this agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment or benefit made under this agreement as an amount includible in gross income under Code Section 409A.
(e)    Any reimbursement of expenses of or any provision of in-kind benefits to you, as specified under this agreement, is subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year do not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code Section 105(b); (ii) we shall reimburse an eligible expense no later than the end of the year after the year in which you incurred the expense; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(f)    “Termination of employment,” “resignation,” or words of similar import, as used in this agreement means your “separation from service” (as defined under Code Section 409A) for purposes of any payment or benefit under this agreement that is a payment of deferred compensation subject to Code Section 409A.
(g)    If a payment obligation under this agreement arises on account your separation from service while you are a “specified employee” (as defined under Code Section 409A and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within 6 months after your separation from service will accrue without interest and will be paid within 15 days after the end of the 6-month period beginning on the date of your separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death.
(h)    Whenever a payment under this agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If under this agreement, an amount is paid in two or more installments, each installment shall be treated as a separate payment.
7.    Successors. This agreement is personal to you and may not be assigned other than by will or the laws of descent and distribution without our prior written consent. This agreement inures to the benefit of and is enforceable by your representatives. Likewise, this agreement inures to the benefit of and is binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this agreement, the term “Company” shall mean both the Company as defined above and any such successor.
8.    Notices. All notices and other communications hereunder must be in writing and must be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the employee:
To the Company’s address of record for the employee.
If to the Company:
Halozyme Therapeutics, Inc.
Attention: Chief Financial Officer/Chair of Compensation Committee
11388 Sorrento Valley Road
San Diego, California 92121
or to any other address as either party shall have furnished to the other in writing in accordance with this Section 8. Notice is effective when actually received by the addressee.
9.    Severability. The invalidity or unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of this agreement.
10.    Withholding. We may withhold from any amount payable under this agreement federal, state, local, or non-U.S. taxes required to be withheld under applicable law.
11.    Amendment; Waiver. No provision of this agreement may be modified, waived, or discharged except by a writing signed by both parties. The failure of either party to insist upon strict compliance with any provision of this agreement or assert any right either party may have hereunder does not constitute a waiver of the provision or right under this agreement.
12.    Applicable Law. This agreement is governed by the laws of the State of California, without reference to principles of conflict of laws, as these laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.
13.    Counterparts. This agreement may be executed in two or more counterparts and via facsimile, each being an original and all of which, when taken together, is deemed one instrument.
14.    Termination. This agreement shall terminate on the earliest of:
 (a) the date your employment terminates, if your employment is terminated or you resign (i) prior to a Change in Control, or (ii) on or after a Change in Control, other than by the Company without Cause or due to your resignation for Good Reason;

(b) at the end of the 12 month period after a Change in Control, unless your employment has been terminated within such 12 month period by the Company without Cause or due to your resignation for Good Reason; or

(c) upon satisfaction of all of the Company's obligations under this agreement, if your employment has been terminated within the 12 month period after a Change in Control by the Company without Cause or due to your resignation for Good Reason.
[Signature page follows]

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The parties are signing this Change in Control Agreement on the date stated in the introductory clause.
HALOZYME THERAPEUTICS, INC.
By:
Name:
Title:

EMPLOYEE

[CEO]

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